Exhibit 99.1

Contacts:	Dan Kaferle Public Relations (631) 342-2111 daniel.kaferle@ca.com	Julie Cunningham Investor Relations (631) 342-4687 julie.cunningham@ca.com

CA BOARD OF DIRECTORS ADOPTS CORPORATE GOVERNANCE
ENHANCEMENTS

Amends By-Laws to Provide for Majority Voting

ISLANDIA, N.Y. February 28, 2007 — CA, Inc. (NYSE: CA), one of the world’s largest management software companies, today announced that its Board of Directors has amended the Company’s By-laws to implement a majority voting standard.

“The adoption of this majority voting policy underscores CA’s commitment to continually enhancing its corporate governance practices, as part of its overall goal of generating value for stockholders over the long term,” said CA Chairman Lewis Ranieri.

The new standard, which became effective February 23, 2007 and will be in place for the 2007 Annual Meeting, provides that a director nominee will be elected only if the number of votes cast “for” exceeds the number of votes “against” his or her election. Previously, directors were elected under a plurality vote standard, which mandated that nominees receiving the most votes would be elected regardless of whether those votes constituted a majority of the shares voted at the meeting. In accordance with best practices, the plurality voting standard will be retained only in the case of contested elections.

Under a corresponding change to CA’s Corporate Governance Principles, if a director does not receive a majority of the votes cast at an annual meeting, generally the Board of Directors will have 90 days from the certification of the vote to accept or reject the individual’s irrevocable resignation that all incumbent directors are required to submit before the mailing of the proxy statement for the annual meeting.

CA’s Board of Directors adopted a new Stockholder Protection Rights Plan in October 2006. Stockholders will vote on the Rights Plan at the 2007 Annual Meeting.

The By-law amendments are included in a Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About CA

CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.

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